Exhibit E

                    National Grid Transco's Stock Based Plans

National Grid Transco Share Matching Plan

         A predetermined part of each Director's bonus entitlement is automatically deferred (net of tax) into National Grid Transco shares, and a matching award may be made under the Share Matching Plan. Currently, UK-based Executive Directors are required to defer one third of any cash bonus into shares. At the end of three years, provided the Director is still employed by the Group, additional matching shares equal in value at the date of deferral to the pre-tax value of the amount of bonus deferred are released to the individual. US-based Executive Directors do not participate in this plan. However, each year an award, calculated as a proportion (currently 60%) of their annual bonus, is paid in National Grid Transco shares or American Depositary Shares (ADSs) and is subject to a minimum three-year holding period. Alternatively, recipients may defer the 60% award as a monetary amount into a deferred compensation plan available after retirement. The value within this plan tracks the value of the Group's ADSs. The total target and maximum values of the annual bonus plan, including deferral and share matching, are therefore 67% and 100% of salary respectively for all Executive Directors. The participant also receives a cash payment equal to the dividends that have been paid on the matching shares over the three-year holding period.

National Grid Transco Performance Share Plan ("PSP")

         Under the PSP, Executive Directors and approximately 350 other senior employees who have significant influence over the Group's ability to meet its strategic objectives receive notional allocations of shares worth up to a maximum of 125% of salary. Shares vest after three years, subject to the satisfaction of the relevant performance criterion, which is set by the Committee at the date of grant. Shares must then be held for a further year, after which they are released, subject to the Executive's continuing employment with the Group or at the Committee's discretion.

         The performance criterion for grants in the year to 31 March 2005 is based on the Group's Total Shareholder Return (TSR) performance over a three-year period, relative to the TSR performances of the following group of comparator companies:

         Ameren Corporation
         AWG plc
         Centrica plc
         Consolidated Edison, Inc.
         Dominion Resources, Inc.
         E.ON AG
         Electrabel SA
         Endesa SA
         Enel SpA
         Exelon Corporation


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         FirstEnergy Corporation
         FPL Group, Inc.
         Gas Natural SDG SA
         Iberdrola SA
         International Power plc
         Kelda Group plc
         Pennon Group plc
         RWE AG
         Scottish Power plc
         Scottish & Southern Energy plc
         Severn Trent plc
         The Southern Company, Inc.
         Suez SA
         United Utilities plc
         Viridian Group plc

National Grid Transco Executive Share Option Plan ("ESOP")

         Under the ESOP, awards of options may be made for shares worth up to 300% of Executive Directors' salaries. An option will normally be exercisable between the third and tenth anniversaries of its date of grant, subject to performance conditions. The performance conditions attaching to outstanding ESOP options are set out below. If the performance condition is not satisfied after the first three years then it will be re-tested as indicated.

         Options granted to Directors in June 1999 and March 2000 became exercisable in full during the just completed financial year as a result of the satisfaction of the performance condition, based on fully diluted earnings per share (EPS) growth (subject to adjustment to exclude exceptional items and other significant non-recurring items as the Remuneration Committee may consider appropriate), applying to those options. This condition required the EPS growth of the Group to exceed the growth in the UK Retail Price Index by at least 3% per annum over a three-year period. This was achieved over the three financial years 2001/02 to 2003/04. As a result of the merger with Lattice Group plc ("Merger"), the performance condition was tested by using National Grid Group plc EPS for the financial years 2000/01 to 2002/03 and National Grid Transco plc EPS for the financial year 2003/04. The EPS for National Grid Group plc for the financial year 2002/03 were reconstructed as though the Merger had not taken place. EPS growth was selected as an appropriate performance metric as it is a market-recognized measure of underlying financial performance.

         For options granted from June 2000, options worth up to 100% of an optionholder's base salary will become exercisable in full if Total Shareholder Return (TSR), measured over the period of three years beginning with the financial year in which the option is granted, is at least median compared with a comparator group of companies (such comparator group being in compliance with the performance condition). Grants in excess of 100% of salary vest on a sliding scale, becoming fully exercisable if the Group's TSR is in the top quartile. The performance condition attaching to options granted in June 2000 is tested annually throughout the lifetime of the option. For options granted from March 2001, the same TSR test is used but the performance condition can only be re-tested in years four and five.


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         The comparator group was revised in June 2002 to reflect changes including consolidation in the marketplace, the acquisition of Niagara Mohawk and the proposed Merger. The revised comparator group was used for options granted in June and December 2002 and is set out below:

         Allegheny Energy, Inc.
         Energy East Corporation
         NSTAR Corporation
         Scottish Power plc
         BG Group plc
         Exelon Corporation
         Potomac Electric Power Company
         The Southern Company, Inc.
         British Energy plc
         FirstEnergy Corporation
         Powergen plc
         TXU, Inc.
         Centrica plc
         FPL Group, Inc.
         Progress Energy, Inc.
         United Utilities plc
         Consolidated Edison, Inc.
         International Power plc
         Public Service Enterprise Group, Inc.
         Xcel Energy, Inc.
         Duke Energy Corporation
         Northeast Utilities Corporation
         Scottish & Southern Energy plc


All-Employee Share Plans

         Sharesave: U.K. resident employees, including Executive Directors, are eligible to participate in UK Inland Revenue approved all-employee Sharesave schemes (subject to eligibility based on service). Under these schemes, participants may contribute between (pound)5 and (pound)250 in total each month for a fixed period of three years, five years or both. Contributions are taken from net salary, and at the end of the savings period these contributions can be used to buy ordinary shares in National Grid Transco at a discounted price, set when contributions began, with the discount capped at 20% of the market price at that time.

         US Incentive Thrift Plan: Employees resident in the US, including Executive Directors, are eligible to participate in the Thrift Plan, a tax-advantaged savings plan (commonly referred to as a 401(k) plan) provided for employees of National Grid USA companies. It is a defined contribution pension plan that gives participants the opportunity to invest a maximum of 50% of salary (pre-tax) and/or up to 15% of salary (post-tax) up to applicable Federal salary limits ($205,000 in the year in question). The company then matches 100% of the first 2% and 75% of the next 4% of salary contributed, resulting in a maximum matching contribution of 5% of salary


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up to the Federal salary cap. The employee may invest both the employee and company contributions in Group shares or various mutual fund options.

         Share Incentive Plan (SIP): The Group implemented a UK Inland Revenue approved SIP during the year to 31 March 2004. Employees resident in the UK, including Executive Directors, are eligible to participate in the SIP (subject to eligibility based on service). Under the SIP, contributions of up to (pound)125 are taken from participants' gross salary and used to buy ordinary shares in National Grid Transco each month. The shares are placed in trust and if they are left in trust for at least five years they can be removed free of UK Income Tax and National Insurance contributions.







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